Exhibit 99.1

March 15, 2017

SiteOne Landscape Supply Announces Fourth Quarter and Full Year 2016 Earnings

Fourth Quarter 2016 Highlights:

•	Net sales increased by 6% year-over-year to $361.8 million

•	Organic Sales decreased by 3%, but Organic Daily Sales increased by 3%

•	Gross profit increased 7% to $111.8 million; gross margin was 30.9%

•	Net loss of $5.6 million during seasonally weak quarter, compared to a net loss of $5.9 million during the same period last year

•	Adjusted EBITDA decreased slightly to $11.2 million, compared to $11.9 million for the prior year period

•	Completed the acquisitions of Loma Vista Nursery and East Haven Landscape Products

Full Year 2016 Highlights:

•	Net sales increased by 14% year-over-year to $1.65 billion

•	Organic Sales increased by 3%, and Organic Daily Sales increased by 4%

•	Gross profit increased 20% to $515.7 million; gross margin improved by 170 bps to 31.3%

•	Net income for the year was $30.6 million, compared to $28.9 million in 2015

•	Adjusted EBITDA increased 26% to $134.3 million, compared to $106.5 million in the prior year

•	Free Cash Flow was $64.1 million; year-end net debt to Adjusted EBITDA was 2.8x

•	Completed six acquisitions during the year with approximately $150 million in annualized net sales

ROSWELL, Ga. — (BUSINESS WIRE) — SiteOne Landscape Supply, Inc. (the “Company” or “SiteOne”) (NYSE: SITE) announced earnings for its fourth quarter and full fiscal year ended January 1, 2017 (“Fiscal 2016”).

“We are very pleased with the performance and growth that we delivered to finish 2016, despite a difficult comparison to the fourth quarter of 2015. Overall, during our first year as a public company, we built a significant foundation for the future while achieving double digit net sales growth, solid expansion of our gross margin and Adjusted EBITDA margin, excellent Adjusted EBITDA growth and strong cash flow,” said Doug Black, SiteOne Chief Executive Officer. “We are off to a good start for 2017 as our market drivers remain healthy, our organic growth initiatives gain momentum and our acquisition efforts continue with four transactions completed so far this year. We are still in the early innings of our development as a company and we remain excited about the long-term opportunity for SiteOne to create significant value for all of our stakeholders.”

Fourth Quarter 2016 Results

Net sales for the fourth quarter of 2016 increased to $361.8 million, or 6%, compared to $339.8 million for the prior-year period. Organic Sales decreased 3% overall, but increased 3% after adjusting for the four fewer Selling Days during the quarter in 2016 compared to the prior year period. Acquisitions contributed approximately $30 million in sales or 9% to our overall growth for the quarter.

Gross profit increased to $111.8 million, or 7%, compared to $104.6 million for the prior-year period. Gross margin improved by 10 bps to 30.9% for the fourth quarter 2016.

Selling, general and administrative expenses (“SG&A”) in the fourth quarter increased to $116.2 million from $110.7 million in the same period last year, primarily reflecting the impact from acquisitions. SG&A as a percent of net sales decreased to 32.1%, an improvement of 50 basis points compared to the same period last year.

Net loss for the fourth quarter was $5.6 million, compared to a net loss of $5.9 million during the same period from the prior year.

Adjusted EBITDA decreased to $11.2 million for the fourth quarter, compared to $11.9 million for the prior-year period.

Full Year 2016 Results

Net sales for Fiscal 2016 increased to $1.65 billion, or 14%, compared to $1.45 billion for the prior fiscal year (“Fiscal 2015”). Organic Sales increased 3% for Fiscal 2016 compared to Fiscal 2015, 4% after adjusting for the fewer Selling Days in Fiscal 2016. Organic Sales growth was driven by the irrigation, nursery, outdoor lighting, hardscapes and landscape accessories categories, which together grew over 7% on an Organic Daily Sales basis. These products continue to benefit from strength in residential and commercial construction. Organic Sales for agronomic products like fertilizer and control products were flat on a daily basis. Acquisitions contributed $157 million in net sales or 11% to our overall growth for Fiscal 2016.

Gross profit for Fiscal 2016 increased to $515.7 million, or up 20%, compared to $429.1 million for the prior year. Gross margin for the year improved by 170 bps to 31.3% compared to 29.6% in Fiscal 2015. Operational improvements in category management and pricing were the primary contributors.

Selling, general and administrative expenses (“SG&A”) for the year increased to $446.5 million from $373.3 million in Fiscal 2015. SG&A as a percent of net sales increased to 27.1% from 25.7% in Fiscal 2015. The increase in SG&A was attributable to our acquisitions, transition costs associated with the IPO, secondary and debt refinancing, and investments in personnel to support our growth.

Net income for Fiscal 2016 was $30.6 million, compared to net income of $28.9 million for Fiscal 2015. The increase in net income for the year was attributable to the sales growth both organically and through acquisition, and gross margin expansion offset by increased interest expense and higher SG&A costs.

For the year, Adjusted EBITDA increased 26% to $134.3 million, compared to $106.5 million in Fiscal 2015. The Adjusted EBITDA margin expanded by 80 basis points to 8.1%, compared to Fiscal 2015.

Net debt, calculated as long-term debt (net of issuance costs and discounts) plus capital leases, net of cash and cash equivalents on our balance sheet as of January 1, 2017, was $370.2 million. Net debt to Adjusted EBITDA for the last twelve months was 2.8 times, a reduction from 3.3 times last year as reported on a pro-forma basis in our Form S-1 Registration Statement filed in connection with our IPO.

Outlook

For 2017, we expect Adjusted EBITDA to be in the range of $155 million to $165 million.

Reconciliation for the forward-looking full-year 2017 Adjusted EBITDA outlook is not being provided, as the Company does not currently have sufficient data to accurately estimate the variables and individual adjustments for such reconciliation.

Conference Call Information

SiteOne management will host a conference call today, March 15, 2017, at 8 a.m. Eastern Time, to discuss the Company’s financial results. The conference call may be accessed by dialing (877) 705-6003 (domestic) or (201) 493-6725 (international). A telephonic replay will be available approximately two hours after the call by dialing (844) 512-2921, or for international callers, (412) 317-6671. The passcode for the live call and the replay is 13655850. The replay will be available until 11:59 p.m. (ET) on March 29, 2017.

Interested investors and other parties can listen to a webcast of the live conference call by logging onto the Investor Relations section of the Company’s website at http://investors.siteone.com. The online replay will be available for 30 days on the same website immediately following the call. A slide presentation highlighting the Company’s results and key performance indicators will also be available on the Investor Relations section of the Company’s website.

To learn more about SiteOne, please visit the company’s website at http://investors.siteone.com.

About SiteOne Landscape Supply, Inc.

SiteOne Landscape Supply, Inc. is the largest and only national wholesale distributor of landscape supplies in the United States and has a growing presence in Canada. Its customers are primarily residential and commercial landscape professionals who specialize in the design, installation and maintenance of lawns, gardens, golf courses and other outdoor spaces.

Investor Relations Contact:

SiteOne Landscape Supply, Inc.

Pascal Convers

Executive Vice President, Strategy, Development and Investor Relations

470-270-7011

investors@siteone.com

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements relating to our 2017 Adjusted EBITDA outlook. Some of the forward-looking statements can be identified by the use of terms such as “may,” “intend,” “might,” “will,” “should,” “could,” “would,” “expect,” “believe,” “estimate,” “anticipate,” “predict,” “project,” “potential,” or the negative of these terms, and similar expressions. You should be aware that these forward-looking statements are subject to risks and uncertainties that are beyond our control. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time that may cause our business not to develop as we expect, and it is not possible for us to predict all of them. Factors that may cause actual results to differ materially from those expressed or implied by the forward-looking statements include, but are not limited to, the following: cyclicality in residential and commercial construction markets; general economic and financial conditions; weather conditions, seasonality and availability of water to end-users; laws and government regulations applicable to our business that could negatively impact demand for our products; public perceptions that our products and services are not environmentally friendly; competitive industry pressures; product shortages and the loss of key suppliers; product price fluctuations; inventory management risks; ability to implement our business strategies and achieve our growth objectives; acquisition and integration risks; increased operating costs; and other risks, as described in Item 1A, “Risk Factors,” and elsewhere in our Annual Report on Form 10-K for the fiscal year ended January 1, 2017.

Non-GAAP Financial Information

This release includes certain financial information, not prepared in accordance with U.S. GAAP. Because not all companies calculate non-GAAP financial information identically (or at all), the presentations herein may not be comparable to other similarly titled measures used by other companies. Further, these measures should not be considered substitutes for the information contained in the historical financial information of the Company prepared in accordance with U.S. GAAP that is set forth herein.

We present Adjusted EBITDA in order to evaluate the operating performance and efficiency of our business. Adjusted EBITDA represents EBITDA as further adjusted for items permitted under the covenants of our credit facilities. EBITDA represents our net income (loss) plus the sum of income tax (benefit), depreciation and amortization and interest expense, net of interest income. Adjusted EBITDA is further adjusted for stock-based compensation expense, related party advisory fees, (gain) loss on sale of assets and other non-cash items, other non-recurring (income) and loss. Adjusted EBITDA does not include pre-acquisition acquired Adjusted EBITDA. Adjusted EBITDA is not a measure of our liquidity or financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP, or as an alternative to cash flow from operating activities as a measure of our liquidity. The use of Adjusted EBITDA instead of net income has limitations as an analytical tool. Because not all companies use identical calculations, our presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies, limiting its usefulness as a comparative measure. Net debt is defined as long-term debt (net of issuance costs and discounts) plus capital leases, net of cash and cash-equivalents on our balance sheet. Leverage Ratio is defined as Net Debt to trailing twelve months Adjusted EBITDA. Free Cash Flow is defined as Cash Flow from Operating Activities, less capital expenditures. We define Organic Daily Sales as Organic Sales divided by the number of Selling Days in the relevant reporting period. We define Organic Sales as Net sales, including Net sales from newly-opened greenfield stores, but excluding Net sales from acquired stores until they have been under our ownership for at least four full fiscal quarters at the start of the fiscal year. Selling Days are the number of business days, excluding Saturdays, Sundays and holidays, that SiteOne branches are open during the relevant reporting period.

SiteOne Landscape Supply, Inc.

Consolidated Balance Sheets

(In millions, except share and per share data)

	January 1, 2017	January 3, 2016
Assets
Current assets
Cash and cash equivalents	$16.3	$20.1
Accounts receivable, net of allowance for doubtful accounts of $4.3 and $3.6 for 2016 and 2015, respectively	169.0	136.8
Inventory, net	289.6	265.9
Income tax receivable	1.6	7.3
Prepaid expenses and other current assets	13.5	12.1

Total current assets	490.0	442.2

Property and equipment, net	69.8	66.2
Goodwill	70.8	48.0
Intangible assets, net	103.3	104.3
Other assets	8.7	8.0

Total assets	$742.6	$668.7

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$108.3	$86.4
Current portion of capital leases	4.3	4.0
Accrued compensation	36.7	30.0
Long term debt, current portion	3.0	0.6
Accrued liabilities	33.2	23.8

Total current liabilities	185.5	144.8

Other long-term liabilities	9.1	8.9
Capital leases, less current portion	6.7	7.1
Deferred tax liabilities	20.0	26.2
Long term debt, less current portion	372.5	177.1

Total liabilities	593.8	364.1

Commitment and contingencies
Redeemable convertible preferred stock	—	216.8

Stockholders’ equity :
Common stock, par value $0.01; 1,000,000,000 shares authorized; 39,597,532 and 14,259,998 shares issued, and 39,576,621 and 14,250,111 shares outstanding at January 1, 2017 and January 3, 2016, respectively	0.4	0.1
Additional paid-in capital	219.3	113.1
Accumulated deficit	(69.7)	(24.2)
Accumulated other comprehensive loss	(1.2)	(1.2)

Total stockholders’ equity	148.8	87.8

Total liabilities and stockholders’ equity	$742.6	$668.7

SiteOne Landscape Supply, Inc.

Consolidated Statements of Operations

(In millions, except share and per share data)

	For the quarter (1)		For the year (2)
	October 3, 2016	September 28, 2015	January 4, 2016	December 29, 2014
	to January 1, 2017	to January 3, 2016	to January 1, 2017	to January 3, 2016

Net sales	$361.8	$339.8	$1,648.2	$1,451.6
Cost of goods sold	250.0	235.2	1,132.5	1,022.5

Gross profit	111.8	104.6	515.7	429.1

Selling, general and administrative expenses	116.2	110.7	446.5	373.3
Other income	1.4	1.2	4.8	4.0

Operating income	(3.0)	(4.9)	74.0	59.8

Interest and other non-operating (income) expenses	6.7	3.7	22.1	11.4

Net income before taxes	(9.7)	(8.6)	51.9	48.4
Income tax expense	(4.1)	(2.7)	21.3	19.5

Net income	(5.6)	(5.9)	30.6	28.9

Less:
Redeemable convertible preferred stock dividends	—	7.0	9.6	25.1
Redeemable convertible preferred stock beneficial conversion feature	—	7.0	—	18.6
Special cash dividend paid to preferred stockholders	—	—	112.4	—

Net loss attributable to common shares	$(5.6)	$(19.9)	$(91.4)	$(14.8)

Net loss per common share:
Basic	$(0.14)	$(1.39)	$(3.01)	$(1.04)
Diluted	$(0.14)	$(1.39)	$(3.01)	$(1.04)
Weighted average number of common shares outstanding:
Basic	39,575,530	14,250,122	30,316,087	14,209,843
Diluted	39,575,530	14,250,122	30,316,087	14,209,843

(1)	Unaudited.
(2)	Derived from audited financial statements.

SiteOne Landscape Supply, Inc.

Consolidated Statements of Cash Flows (In millions)

	For the year January 4, 2016 to January 1, 2017	For the year December 29, 2014 to January 3, 2016	For the year December 30, 2013 to December 28, 2014
Cash Flows from Operating Activities:
Net income	$30.6	$28.9	$21.7
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	14.2	12.8	10.3
Stock-based compensation	4.7	3.0	2.1
Amortization of software and intangible assets	22.8	18.4	10.0
Amortization of debt related costs	2.5	3.0	3.0
Loss on extinguishment of debt	1.7	1.2	—
Loss on sale of equipment	—	0.4	0.6
Deferred income taxes	(9.9)	(7.5)	0.6
Other	(0.3)	0.3	—
Changes in operating assets and liabilities:
Receivables	(18.7)	(11.4)	4.1
Inventory	(0.6)	3.7	(6.4)
Income tax receivable	6.6	6.3	(12.0)
Prepaid expenses and other assets	0.2	5.0	2.8
Accounts payable	8.2	(8.9)	13.5
Accrued expenses and other liabilities	10.9	15.8	2.4

Net Cash Provided By Operating Activities	$72.9	$71.0	$52.7

Cash Flows from Investing Activities:
Purchases of property and equipment	(8.8)	(10.5)	(4.3)
Acquisitions, net of cash acquired	(66.4)	(100.7)	(22.7)
Proceeds from the sale of property and equipment	0.3	0.2	0.1

Net Cash Used In Investing Activities	$(74.9)	$(111.0)	$(26.9)

Cash Flows from Financing Activities:
Equity proceeds from common stock	0.2	2.2	5.3
Purchase of treasury stock	(0.2)	(0.1)	—
Special cash dividend	(176.0)	—	—
Other dividends paid	(13.0)	—	—
Borrowings under term loan	570.9	—	—
Repayments under term loan	(336.2)	(0.8)	(0.5)
Borrowings on asset-based credit facility	355.5	364.1	229.3
Repayments on asset-based credit facility	(392.5)	(310.4)	(265.0)
Debt issue costs paid	(4.2)	(1.0)	—
Payments on capital lease obligations	(4.2)	(4.3)	(3.3)
Other financing activities	(2.1)	—	—

Net Cash Provided By (Used In) Financing Activities	$(1.8)	$49.7	$(34.2)

Effect of exchange rate on cash	—	(0.2)	(0.3)

Net Change In Cash	(3.8)	9.5	(8.7)

Cash and cash equivalents:
Beginning	20.1	10.6	19.3

Ending	$16.3	$20.1	$10.6

Supplemental Disclosures of Cash Flow Information:
Cash paid during the year for interest	16.5	8.4	5.3
Cash paid during the year for income taxes	24.3	21.9	25.6
Supplemental Disclosures of Noncash Investing and Financing Information:
Acquisition of property and equipment through capital leases	4.3	4.8	5.1

SiteOne Landscape Supply, Inc.

Adjusted EBITDA Reconciliation

(In millions, unaudited)

	2016 Fiscal Year					2015 Fiscal Year
	Year	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Year	Qtr 4	Qtr 3	Qtr 2	Qtr 1
Reported Net income (loss)	$30.6	$(5.6)	$14.9	$26.9	$(5.6)	$28.9	$(5.9)	$11.4	$33.2	$(9.8)
Income tax (benefit) expense	21.3	(4.1)	10.7	18.1	(3.4)	19.5	(2.7)	7.4	21.1	(6.3)
Interest expense, net	22.1	6.7	6.3	6.5	2.6	11.4	3.7	2.7	2.6	2.4
Depreciation & amortization	37.0	9.6	9.7	9.1	8.6	31.2	8.7	8.2	7.9	6.4

EBITDA	111.0	6.6	41.6	60.6	2.2	91.0	3.8	29.7	64.8	(7.3)
Stock-based compensation(a)	5.3	1.3	1.1	2.2	0.7	3.0	0.7	0.8	0.8	0.7
(Gain) loss on sale of assets(b)	—	0.1	—	—	(0.1)	0.4	0.2	—	0.2	—
Advisory fees(c)	8.5	—	—	8.0	0.5	2.0	0.5	0.5	0.5	0.5
Financing fees(d)	4.6	1.1	0.4	3.1	—	5.5	3.5	2.0	—	—
Rebranding and other adjustments(e)	4.9	2.1	0.6	1.0	1.2	4.6	3.2	0.7	0.3	0.4

Adjusted EBITDA(f)	$134.3	$11.2	$43.7	$74.9	$4.5	$106.5	$11.9	$33.7	$66.6	$(5.7)

(a)	Represents stock-based compensation expense recorded during the period.
(b)	Represents any gain or loss associated with the sale or write-down of assets not in the ordinary course of business.
(c)	Represents fees paid to CD&R and Deere for consulting services. In connection with the IPO, we entered into termination agreements with CD&R and Deere pursuant to which the parties agreed to terminate the related consulting agreements.
(d)	Represents fees associated with our debt refinancing and debt amendments, as well as fees incurred in connection with our initial public offering and secondary offering.
(e)	Represents (i) expenses related to our rebranding to the name SiteOne and (ii) professional fees, retention and performance bonuses related to historical acquisitions. Although we have incurred professional fees, retention and performance bonuses related to acquisitions in several historical periods and expect to incur such fees for any future acquisitions, we cannot predict the timing or amount of any such fees.
(f)	Adjusted EBITDA excludes any earnings or loss of acquisitions prior to their respective acquisition dates for all periods presented.

SiteOne Landscape Supply, Inc.

Organic Daily Sales to Net Sales Reconciliation

(In millions, except Selling Days; unaudited)

	2016 Fiscal Year					2015 Fiscal Year
	Year	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Year	Qtr 4	Qtr 3	Qtr 2	Qtr 1
Reported Net sales	$1,648.2	$361.8	$444.5	$513.4	$328.5	$1,451.6	$339.8	$404.5	$481.5	$225.8
Organic sales	1,317.1	274.6	357.8	411.8	272.9	1,277.5	283.0	351.8	421.7	221.0
Acquisition contribution(a)	331.1	87.2	86.7	101.6	55.6	174.1	56.8	52.7	59.8	4.8

Selling Days	253	61	63	64	65	256	65	63	64	64

Organic Daily Sales	$5.2	$4.5	$5.7	$6.4	$4.2	$5.0	$4.4	$5.6	$6.6	$3.5

(a)	Acquisition contribution represents net sales from acquired branches that have not been under our ownership for at least four full fiscal quarters at the start of the fiscal year (this table excludes all acquisitions completed prior to the start of the 2015 Fiscal Year).

SiteOne Landscape Supply, Inc.

Free Cash Flow Reconciliation

(In millions, unaudited)

	Fiscal Year 2016	Fiscal Year 2015
Cash flow from operating activities	$72.9	$71.0
Less: capital expenditures	8.8	10.5

Free Cash Flow	$64.1	$60.5